Exhibit 15.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the registration statement on Form F-3 (No. 333-194547) and F-10/A (No. 333-194080) of Aeterna Zentaris Inc. of our report dated March 20, 2014 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

Québec, Quebec
March 20, 2014

1 CPA auditor, CA, public accountancy permit No. A123498